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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 1-8282
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                      Alexander & Alexander Services Inc.
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            (Exact name of registrant as specified in its charter)

                          1185 Avenue of the Americas
                           New York, New York  10036
                                (212) 444-4500
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   (Address, including zip code, and telephone number, including area code, or Registrant's principal executive offices)


           Common Stock, Class A Common Stock, Class C Common Stock
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           (Title of each class of securities covered by this Form)


                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(ii)  [_]
          Rule 12g-4(a)(1)(ii)  [_]           Rule 12h-3(b)(2)(i)   [_]
          Rule 12g-4(a)(2)(i)   [_]           Rule 12h-3(b)(2)(ii)  [_]
          Rule 12g-4(a)(2)(ii)  [_]           Rule 15d-6            [_]
          Rule 12h-3(b)(1)(i)   [X]


 Approximate number of holders of record as of the certificate or notice date:
                                       2
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Alexander & Alexander Services Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      March 11, 1997                      BY: /s/ Michael D. O'Halleran
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Instruction:  This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.